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                                                                    EXHIBIT 23.5

                                 April 9, 1997

To the Board of Directors of Forcenergy Inc

    We hereby consent to the use of our reports dated February 7, 1997 and February 9, 1996, and May 26, 1995, and our estimates of the net proved natural gas and oil reserves of Forcenergy Inc (the "Company"), as of January 1, 1997, 1996 and 1995, and to all references to our estimates of the net proved natural gas and oil reserves of the Company as of those dates, and to the reference to our firm under the heading "Experts" in the prospectus.




                                                   COLLARINI ENGINEERING INC.

                                                   ____________________________
                                                   Dennis Jordan, P. E.
                                                   Senior Vice President